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Exhibit 99

                                                               PR NEWSWIRE

                NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
                 FOURTH QUARTER AND FISCAL YEAR EARNINGS

Red Bank, N.J.  November 10, 2005 -- North European Oil Royalty Trust (NYSE-
NRT) reported that royalty revenues for the fourth quarter of its fiscal year ended October 31, 2005 increased by 34.0% from those for the same period last year. All comparisons are to the prior year's equivalent period.

The combination of higher gas sales under the higher royalty agreement covering western Oldenburg and a higher gas prices for gas sold under both royalty agreements resulted in the increase in royalty income. Under the lower royalty rate agreement covering the entire Oldenburg concession, overall gas sales for the quarter decreased by 12.0% from 35.91 billion cubic feet ("Bcf") to 31.59 Bcf. Gas sales for western Oldenburg increased 13.7% from 12.95 Bcf to 14.72 Bcf. Average gas prices for gas sold from western Oldenburg increased by 23.3%, from 1.2491 Euro cents per kilowatt hour ("Ecents/Kwh") to 1.5397 Ecents/Kwh. Average gas prices for gas sold from the entire concession increased 31.0%, from 1.2118 Ecents/Kwh to 1.5874 Ecents/Kwh. Based upon transfers during the quarter, the Euro had an average dollar equivalent value of $1.2122, 2.6% lower than last year's dollar equivalent value of $1.2449. Using their respective average exchange rates to convert German gas prices into familiar terms yields average prices of $5.37 and $5.40 per Mcf under the higher and lower royalty rate agreements, respectively.

The Trust declared a distribution to owners of 42 cents per unit for the fourth fiscal quarter to be paid on November 30, 2005 to owners of record on November 10, 2005. Net income per unit for the 2005 fiscal year was $2.20 compared to $1.60 for the prior year, an increase of 37.5%.

                       NORTH EUROPEAN OIL ROYALTY TRUST

Quarter Ended                   October 31, 2005           October 31, 2004
-------------                   ----------------           ----------------

German Royalties Received          $ 4,178,412                $ 3,118,751
Net Income                           4,030,630                  2,962,955
Net Income Per Unit                      $0.44                      $0.33


Fiscal Year Ended               October 31, 2005           October 31, 2004
-------------                   ----------------           ----------------

German Royalties Received          $21,085,039                $15,061,209
Net Income                          20,222,814                 14,307,658
Net Income Per Unit                      $2.20                      $1.60



Contact -- John H. Van Kirk, Managing Trustee, or John R. Van Kirk, Managing Director, at (732) 741-4008, e-mail at NEORT@AOL.Com, website: www.NEORT.com.